UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM 8-K
______________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 6, 2020
KBS REAL ESTATE INVESTMENT TRUST II, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-53649	26-0658752
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)
Registrant's telephone number, including area code: (949) 417-6500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Advisory Agreement Amendment
On May 6, 2020, KBS Real Estate Investment Trust II, Inc. (the “Company”) and KBS Capital Advisors LLC, the Company’s external advisor (the “Advisor”), entered into an amendment to the advisory agreement between the parties (the “Amendment” ) to (i) remove the total operating expenses limitation and reimbursement and (ii) amend and restate Article 15, Indemnification and Limitation of Liability, of the advisory agreement.
On April 7, 2020, with the approval of the Company’s stockholders, the Company amended its charter to remove the charter limit on “total operating expenses” (as defined in the charter). The charter had previously limited “total operating expenses” to amounts that do not exceed the greater of 2% of the Company’s “average invested assets” (as defined in the charter) or 25% of the Company’s net income (as defined in the charter) for the four consecutive fiscal quarters then ended unless the Company’s conflicts committee made a finding that, based on unusual and non-recurring factors that it deemed sufficient, a higher level of expenses was justified. Similarly, the Amendment removed this operating expenses limitation and reimbursement from the advisory agreement.
Also on April 7, 2020, and with the approval of the Company’s stockholders, the Company amended its charter to eliminate (i) conditions and limitations on the Company’s exculpation and indemnification of its present or former directors and the Advisor and its affiliates and (ii) limitations on the Company’s ability to reimburse its present or former directors and the Advisor or its affiliates for reasonable legal expenses and other costs. Instead, the amendment to the charter provides that the Company shall exculpate and indemnify the Company’s present and former directors and officers to the maximum extent permitted by Maryland law and provides the Company the ability to exculpate and indemnify the Advisor and its affiliates pursuant to the terms of the advisory agreement.
The Amendment amends and restates Section 15 of the advisory agreement with respect to the indemnification and limitation of liability of the Advisor. Pursuant to the Amendment, the Advisor, its affiliates and their officers, directors, managers, members, employees, partners, equity holders, agents and representatives (each, an “Advisor Party” and together, the “Advisor Parties”) will not be liable for any act or omission by an Advisor Party performed in accordance with and pursuant to the advisory agreement, except by reason of acts or omissions constituting gross negligence, bad faith, willful misconduct or reckless disregard of duties under the advisory agreement. In addition, the Amendment requires the Advisor to maintain errors and omissions insurance coverage and other insurance coverage in amounts which are customarily carried by asset managers performing functions similar to those of the Advisor under the advisory agreement. The Amendment further provides that the Company will reimburse, indemnify and hold harmless the Advisor Parties, to the fullest and broadest extent permitted by law and under the Company’s charter and bylaws, from and against any and all losses, claims, damages, liabilities, costs and expenses of any nature whatsoever, including, without limitation, attorney’s fees, court costs, and similar fees and expenses (“Expenses”) with respect to or arising out of the advisory agreement or the performance by the Advisor of its responsibilities and obligations thereunder (including any pending or threatened litigation except for any proceeding filed by a member or manager of the Advisor against the Advisor), from any acts or omission of the Advisor (including ordinary negligence and any action taken by the Advisor following a directive by the Board of Directors in its capacity as such), except with respect to Expenses with respect to or arising out of the Advisor Party’s gross negligence, bad faith or willful misconduct, or reckless disregard of its duties under the advisory agreement; provided, however, that to the extent an Advisor Party actually recovers insurance proceeds with respect to any matter for which the Advisor Party is entitled to indemnification, then the amount payable to such Advisor Party in respect of such matter shall be reduced by the amount of such recovered insurance proceeds. The Advisor shall reimburse, indemnify and hold harmless the Company, to the fullest and broadest extent permitted by law, from and against any and all Expenses in respect of or arising from any acts or omissions of the Advisor constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of the Advisor under the advisory agreement; provided, however, that to the extent the Company actually recovers insurance proceeds with respect to any matter for which the Company is entitled to indemnification, then the amount payable to the Company in respect of such matter shall be reduced by the amount of such recovered insurance proceeds. The Amendment also contains standard provisions allowing the indemnifying party to join the defense in certain instances and provisions for advancement of expenses.
For a full description of the charter amendments, see the Company’s definitive Proxy Statement filed with the SEC on December 9, 2019.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Ex.	Description

10.1	Amendment No. 1 dated May 6, 2020 to Advisory Agreement dated June 6, 2019

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: May 6, 2020	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer, Treasurer and Secretary